UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2014, we entered into a License and Collaboration Agreement (the “Agreement”) with Ipsen Pharma SAS (“Ipsen”) for the development and commercialization of our drug candidate telotristat etiprate outside of the United States, Canada and Japan (the “Licensed Territory”).
Under the Agreement, we granted Ipsen an exclusive, royalty-bearing right and license under our patent rights and know-how to commercialize telotristat etiprate in the Licensed Territory. Ipsen is responsible for using diligent efforts to commercialize telotristat etiprate in the Licensed Territory pursuant to a mutually approved commercialization plan.
Subject to certain exceptions, we will be responsible for conducting clinical trials required to obtain regulatory approval for telotristat etiprate for carcinoid syndrome in the European Union, including those contemplated by a mutually approved initial development plan, and will have the first right to conduct most other clinical trials of telotristat etiprate. We are responsible for the costs of all clinical trials contemplated by the initial development plan. The costs of additional clinical trials will be allocated between the parties based on the nature of such clinical trials.
Under the Agreement, Ipsen will pay us an upfront payment of $23 million. In addition, we are eligible to receive from Ipsen (a) up to an aggregate of approximately $30 million upon the achievement of specified regulatory and commercial launch milestones and (b) up to an aggregate of €72 million upon the achievement of specified sales milestones. We are also entitled to tiered, escalating royalties ranging from low twenties to mid-thirties percentages of net sales of telotristat etiprate in the Licensed Territory, subject to a credit for amounts previously paid to Lexicon by Ipsen for the manufacture and supply of such units of telotristat etiprate. Our receipt of these payments under the Agreement will trigger our obligation to make certain contingent payments to Symphony Icon Holdings LLC (“Holdings”) pursuant to our prior arrangement with Holdings for the financing of the clinical development of telotristat etiprate.
We and Ipsen will enter into a commercial supply agreement pursuant to which we will supply Ipsen’s commercial requirements of telotristat etiprate, and Ipsen will pay an agreed upon transfer price for such commercial supply.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which we expect to file as an exhibit to our quarterly report on Form 10-Q for the three months ending September 30, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: October 24, 2014	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel